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                                                        Exhibit 10.2


                          MEMORANDUM OF UNDERSTANDING

                                    between

                          National Mercantile Bancorp
                            Los Angeles, California

                                    and the

                     Federal Reserve Bank of San Francisco


        National Mercantile Bancorp. Los Angeles, California ("Bancorp"), a registered one-bank holding company, and the Federal Reserve Bank of San Francisco (the "Reserve Bank"), as evidenced by signatures of their duly appointed officers below, have hereby entered into this Memorandum of Understanding (the "Memorandum"). This Memorandum evidences the understanding of Bancorp and the Reserve Bank regarding the satisfactory restoration of Bancorp's subsidiary financial institution, Mercantile National Bank, Los Angeles, California ("Mercantile") to a "Satisfactory" condition, as evidenced by examinations conducted by the Office of the Comptroller of the Currency (the "Comptroller"). Accordingly, Bancorp agrees to adopt the following plans, policies and courses of action:

        1. (a) Bancorp shall not declare or pay any dividends without the prior written approval of the Reserve Bank. Requests for prior approval shall be received in writing by the Reserve Bank at least thirty (30) days prior to the proposed declaration date. Such requests shall contain sufficient documentation to demonstrate that the proposed dividend is in compliance with
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the Board of Governors of the Federal Reserve System's (the "Board of
Governors") Policy Statement dated November 14, 1985, concerning the payment of cash dividends by bank holding companies, and is otherwise consistent with the Board of Governors' Capital Adequacy Guidelines (12 C.F.R Part 225,
App. A & D).

        2. During the term of this Memorandum, Bancorp shall ensure compliance with the capital requirements pursuant to the Formal Agreement (the "Agreement") between the Comptroller and Mercantile dated July 26, 1991. Bancorp shall notify the Reserve Bank, in writing, within ten (10) days of the end of any calendar quarter, should Mercantile's capital ratios fall below the minimum levels required under the Agreement, and submit to the Reserve Bank within thirty (30) days an acceptable plan that details the steps Bancorp will take to increase Mercantile's capital ratios to the required minimum level. The Reserve Bank may comment within twenty (20) days of receipt of the aforementioned capital plan. Bancorp shall adopt the approved plan within ten
(10) days of receipt of approval by the Reserve Bank.

        3. Within ninety (90) days of the effective date this Memorandum, the board of directors of Bancorp shall submit to the Reserve Bank a written statement concerning the steps that the board of directors proposes to take to improve the condition of Mercantile and the consolidated organization. The statement shall, at a minimum, address and consider: (a) the responsibilities of Bancorp's board of directors regarding the definition, approval, implementation and monitoring of the proposed corrective steps; (b) an identification of the major areas in and the means by which Bancorp will seek to


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improve the condition of Mercantile and the consolidated organization; (c)
an identification of the detailed information that will be assessed by the members of the board of directors in the review process to include data on Mercantile's adversely classified assets, loan loss reserve adequacy, risk based capital and liquidity; (d) the development of realistic and comprehensive budgets; and (e) the establishment of a periodic, internal review process to monitor compliance with the board of director's objectives.

        4. Within sixty (60) days of the date of this Memorandum, a committee of directors of Bancorp shall conduct a review and assessment of the senior and executive officers of Mercantile and Bancorp. The review shall include an assessment of positions which are currently vacant, or which are staffed by consultants or temporary employees. The review shall focus on the qualifications of each senior and executive officer, and the ability of that person to perform competently his or her assigned duties. Within ten (10) days of the completion of the review and assessment, the committee shall forward to the Reserve Bank its written findings and conclusions of such review and assessment along with a written description of any management or operational changes that may be proposed as a result of the findings. The purpose of this review shall be to aid in the development of a senior management structure suitable to the needs of Bancorp and Mercantile, and to staff adequately, with qualified and trained personnel, all positions at Bancorp and Mercantile. The qualifications of management shall be assessed, at a minimum, on its ability to:

                (a) Comply with the requirements of this Memorandum;

                (b) restore and maintain all aspects of Bancorp and Mercantile to a safe and sound condition, including asset quality, loan loss adequacy,


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liquidity, and capital adequacy;

                (c) develop realistic and comprehensive budgets;

                (d) ensure compliance with the Agreement; and,

                (e) comply with all applicable laws and regulations.

        5. During the term of this Memorandum, or as otherwise required by law, Bancorp shall comply with the provisions of Section 32 of the FDI Act
(12 U.S.C. 1831i) and sections 225.71 through 225.73 of Regulation Y of the Board of Governors of the Federal Reserve System with respect to the appointment of any new directors or the hiring or promotion of any new senior executive officers.

        6. Bancorp shall not execute any new employment, service, or severance contracts, renew or modify existing contracts, with any executive officer without providing the Reserve Bank ten (10) days prior written notice. Said notice should include all details pertinent to the transaction. The Reserve Bank shall have the right to disapprove any such contract or portion thereof. If the Reserve Bank disapproves, any contract or renewal or modification thereof, Bancorp shall not execute said contract or renewal or modification, as the case may be.

        7. Bancorp shall not, directly or indirectly, increase its borrowings or incur any debt, including, but not limited to, the renewal of existing debt, without the prior written approval of the Reserve Bank.

        8. Bancorp shall not purchase, redeem or otherwise acquire,


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directly or indirectly, any of its stock without the prior written approval of the Reserve Bank.

        9.(a)   Bancorp shall not, directly or indirectly, without the prior written approval of the Reserve Bank, make during any calendar month any cash expenditure in excess of $10,000 to any individual or entity, or any cash expenditures that aggregate in excess of $10,000 to any individual or entity.

          (b)   Bancorp shall provide the Reserve Bank with at least fifteen
(15) days advance written notice when requesting prior written approval under this paragraph, and shall include with such written notice documentation sufficient to demonstrate the appropriateness of any such expenditures.

       10. Bancorp shall take such actions as are necessary to ensure that Mercantile attains compliance with any formal or informal supervisory action issued by Mercantile's primary federal regulator.

       11. Bancorp shall not, directly or indirectly, enter into any agreements to acquire or divest of any interest in any entities or portfolios, or engage in any new line of business, without the prior written approval of the Reserve Bank. Requests pursuant to this paragraph shall be in writing, received at least thirty (30) days prior to the consummation of the proposed transaction and contain a full description of the proposed transaction, its purpose(s), and such other matters that may be pertinent to the proposed acquisition to assist the Reserve Bank in its review of the proposed transaction. Should the Reserve Bank disapprove, Bancorp will not proceed with the transaction.


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        12. The plans, policies and procedures required by paragraphs 2 and 3 hereof, shall be submitted to the Reserve Bank for review and approval. Acceptable plans, policies and procedures shall be submitted to the Reserve Bank within the required time periods set forth in the Memorandum. Bancorp shall adopt the approved plans, policies and procedures upon receipt of approval by the Reserve Bank and then fully comply with them. During the term of this Memorandum the approved plans, policies and procedures shall not be amended or rescinded unless agreed to in writing by the Reserve Bank.

        13. Within ten (10) days of the effective date of this Memorandum, Bancorp's board of directors shall form a committee to monitor compliance with the provisions of the Memorandum. Within forty-five (45) days of the end of each calendar quarter (September 30, December 31, March 31, and June 30) following the effective date of this Memorandum, said committee shall submit to the Reserve Bank a written progress report detailing the form and manner of all actions taken to comply with this Memorandum and the results thereof. Along with such reports, Bancorp shall submit to the Reserve Bank:

                (a) The parent company only balance sheet as of the end of that reporting period;

                (b) the parent company only income statement through that reporting period;

                (c) Mercantile's Report of Condition as of the end of that quarter;

                (d) Mercantile's Report of Income for the period ending that quarter; and ,

                (e) a copy of all written submissions filed by Mercantile with


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its primary federal regulator to any cease and desist order or any formal or informal supervisory agreement entered into between Mercantile and such agency.

For the purposes of the above reporting requirements, parent company only financial statements (without audit) shall be prepared in accordance with generally accepted accounting principles and shall be certified by an officer of Bancorp. Such reports may be discontinued when the corrections required by this Memorandum have been accomplished and the Reserve Bank has, in writing, released Bancorp from making further reports.

        14.  All correspondence regarding this Memorandum shall be sent to:

             (a)  Mr. Harold H. Blum
                  Director, Banking Supervision
                  Federal Reserve Bank of San Francisco
                  P.O. Box 7702
                  San Francisco, California 94120

             (b)  Mr. Howard P. Ladd
                  Chairman of the Board
                  National Mercantile Bancorp
                  1840 Century Park East
                  Los Angeles, California 90067

        15. The provisions of this Memorandum shall be binding upon Bancorp and each of its institution affiliated parties in their capacities as such, and their successors and assigns.


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        16.  Each provision of this Memorandum shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Reserve Bank.

        IN WITNESS WHEREOF, the parties, through their authorized representatives, have caused this Memorandum to be executed as of the 26th day of October, 1995.

NATIONAL MERCANTILE BANCORP             FEDERAL RESERVE BANK OF SAN FRANCISCO


By  /s/  Howard P. Ladd                 By  /s/  Robert Johnson
   --------------------------               -------------------------------
   Its Chairman

        The undersigned directors each acknowledge that they have read the foregoing Memorandum and approve of the consent thereto by National Mercantile Bancorp.


/s/  Alan Grahm                         /s/  A. Thomas Hickey
- -----------------------------           -----------------------------------
Alan Grahm                              A. Thomas Hickey



/s/  Howard P. Ladd                     /s/  Robert E. Thomson
- -----------------------------           -----------------------------------
Howard P. Ladd                          Robert E. Thomson











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